CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price	Registration Fee(1)(2)
Debt Securities (5.700% Medium-Term Notes, Series I, Due 2039)	$350,000,000	$13,755

(1)                         Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.  No additional registration fee has been paid with respect to this offering.

(2)                         This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3 (No. 333-139431), filed by McDonald’s Corporation on December 15, 2006, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-139431

PRICING SUPPLEMENT NO. 8, Dated January 13, 2009

(To Prospectus Dated December 15, 2006 and

Prospectus Supplement Dated December 15, 2006)

McDONALD’S CORPORATION

Medium-Term Notes, Series I

(Fixed Rate Notes)

Due from 1 Year to 60 Years from Date of Issue

The following description of the terms of the Notes offered hereby supplements, and, to the extent inconsistent therewith, replaces, the descriptions included in the Prospectus and

Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:	USD 350,000,000

Issue Price:	99.540% of the principal amount of the Notes

Original Issue Date:	January 16, 2009

Stated Maturity:	February 1, 2039

Interest Rate:	5.700% per annum

Interest Payment Dates:	February 1 and August 1 of each year, commencing August 1, 2009
[Applicable only if other than February 15 and August 15 of each year]

Regular Record Dates:	January 15 and July 15 of each year, as the case may be
[Applicable only if other than February 1 and August 1 of each year]

Form:	☒ Book-Entry ☐ Certificated

Specified Currency:
[Applicable only if other than U.S. dollars]

Option to Receive Payments in Specified Currency:      ☐ Yes  ☐  No

[Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form]

Authorized Denominations:

[Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars]

Method of Payment of Principal:

[Applicable only if other than immediately available funds]

Optional Redemption:	☐	The Notes cannot be redeemed prior to Stated Maturity.

	☒	The Notes can be redeemed in whole or in part at any time prior to Stated Maturity at the option of McDonald’s Corporation (the “Company”) as set forth below.

Optional Redemption Dates:		At any time prior to Stated Maturity at the option of the Company as set forth below.

Redemption Prices:

☐            The Redemption Price shall initially be              % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by             % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

☒           Other:  The Notes will be redeemable in whole or in part, at any time prior to Stated Maturity at the Company’s option, at a redemption price equal to the greater of:

(1)                                100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or

(2)                                the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus accrued and unpaid interest on those Notes to the redemption date.

For purposes of the determination of the redemption price, the following definitions shall apply:

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the available Reference Treasury Dealer Quotations for that redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means two primary U.S. Government securities dealers in New York City, New York (a “Primary Treasury Dealer”), which shall include Banc of America Securities LLC and J.P. Morgan Securities Inc., and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute for it another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Unless the Company defaults in payment of the redemption price, after the redemption date interest will cease to accrue on the Notes or portion of the Notes called for redemption.

Sinking Fund:	☒ The Notes are not subject to a Sinking Fund.

☐ The Notes are subject to a Sinking Fund.

Sinking Fund Dates:

Sinking Fund Amounts:

Amortizing Note:	☐ Yes ☒ No

Amortization Schedule:
Outstanding Balance
Repayment Date	Repayment Amount	Following Repayment Amount

Optional Repayment:	☐ Yes ☒ No

Optional Repayment Dates:

Optional Repayment Prices:

Original Issue Discount Note:	☐ Yes ☒ No

Total Amount of OID:

Yield to Stated Maturity:

Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agents’ Discount:	0.875% of the principal amount of the Notes

Net proceeds to Company:	98.665% of the principal amount of the Notes

Agents’ Capacity:	☐ Agent ☒ Principal

Agents:

Joint Bookrunners:	Banc of America Securities LLC
J.P. Morgan Securities Inc.

Co-Managers:	ANZ Securities, Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Daiwa Securities America Inc.
Goldman, Sachs & Co.
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities International plc
Mizuho Securities USA, Inc.
Morgan Stanley & Co. Incorporated
Piper Jaffray & Co.
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
SunTrust Capital Markets, Inc.
UniCredit Capital Markets, Inc.
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

CUSIP:	58013MEH3

Plan of Distribution:

Agent	Principal Amount
Banc of America Securities LLC	$105,000,000
J.P. Morgan Securities Inc.	$105,000,000
Greenwich Capital Markets, Inc.	$17,500,000
SG Americas Securities, LLC	$17,500,000
Barclays Capital Inc.	$10,500,000
Citigroup Global Markets Inc.	$10,500,000
Morgan Stanley & Co. Incorporated	$10,500,000
Piper Jaffray & Co.	$10,500,000
SunTrust Capital Markets, Inc.	$10,500,000
BNP Paribas Securities Corp.	$6,708,000
Goldman, Sachs & Co.	$6,708,000
RBC Capital Markets Corporation	$6,709,000
Scotia Capital (USA) Inc.	$6,709,000
UniCredit Capital Markets, Inc.	$6,708,000
Wells Fargo Securities, LLC	$6,708,000

ANZ Securities, Inc.	$1,750,000
Daiwa Securities America Inc.	$1,750,000
HSBC Securities (USA) Inc.	$1,750,000
ING Financial Markets LLC	$1,750,000
Mitsubishi UFJ Securities International plc	$1,750,000
Mizuho Securities USA, Inc.	$1,750,000
The Williams Capital Group, L.P.	$1,750,000
Total:	$350,000,000

Additional Information Regarding Agents:

Daiwa Securities America Inc. (“DSA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”) pursuant to which SMBCSI provides certain advisory and/or other services to DSA, including services with respect to this offering of Notes.  In return for the provision of such services by SMBCSI to DSA, DSA will pay to SMBCSI a mutually agreed-upon fee.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the Notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations and any other applicable U.S. laws.

United States Tax Considerations:

The text under “United States Tax Considerations” in the Prospectus Supplement dated December 15, 2006, summarizes certain U.S. federal income tax considerations that may be relevant to a holder of a note that is a U.S. holder.  The second paragraph of that text states that the discussion appearing under “United States Tax Considerations” only applies to notes that are due to mature 30 years or less from the date on which they are issued.  Notwithstanding that statement, the discussion under “United States Tax Considerations” applies to the Notes described in this Pricing Supplement No. 8, which mature more than 30 years from their issue date.

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